ChinaGrowth South Acquisition Corporation    Direct:  1 345 814 5453
c/o M&C Corporate Services Limited           Cell:      1 345 526 5453
PO Box 309GT, Ugland House                   E-mail:
South Church Street, George Town             matthew.gardner@maplesandcalder.com
Grand Cayman, Cayman Islands


[o] January 2007

Dear Sirs

CHINAGROWTH SOUTH ACQUISITION CORPORATION (the "COMPANY")

We have acted as counsel as to Cayman Islands law to the Company in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto ("FORM F-1"), filed with the Securities and Exchange Commission (the "COMMISSION") under the United States Securities Act of 1933 (the "ACT"), as amended (File number [o]) (the "REGISTRATION STATEMENT") and the draft of the prospectus contained therein (the "PROSPECTUS") related to the offering and sale of: (i) 4,500,000 units (the "UNITS"), with each Unit consisting of one ordinary share, par value $US0.001 per share (the "SHARES")
and redeemable warrants to purchase one Share (the "WARRANTS") to the underwriters for whom Morgan Joseph & Co. Inc. (the "REPRESENTATIVE") is acting as representative (collectively, the "UNDERWRITERS"); (ii) up to 675,000 Units (the "OVER-ALLOTMENT UNITS") which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any; (iii) up to 315,000 Units (the "PURCHASE OPTION UNITS") which the Representatives will have the right to purchase for their own account or that of their designees; (iv) all Shares and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units; and (v) all Shares issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units.

1        DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1 the Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 3 May 2006 and as amended and restated by special resolutions on 10 July 2006 and [o] December 2006 (the "AMENDED AND RESTATED MEMORANDUM AND ARTICLES");

1.2 the minutes of the meeting of the board of directors of the Company held on [o] (the "MINUTES") and the corporate records of the Company since the date of the Company's registration on 3 May 2006 as maintained at its registered office in the Cayman Islands;

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                                       2


1.3 a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the "CERTIFICATE OF GOOD STANDING");

1.4 a certificate from a director of the Company a copy of which is annexed hereto (the "DIRECTOR'S CERTIFICATE");

1.5      the Form F-1;

1.6 a draft of the Warrant Agreement and the Warrant Certificate (the "WARRANT DOCUMENTS") constituting the Warrants; and

1.7 a draft of the unit certificates (the "UNIT CERTIFICATES") constituting the Units, the Over-Allotment Units and the Purchase Options Units.

2        ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer's Certificate.

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1 the Warrant Documents and the Units and the Unit Certificates have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.2 the Warrant Documents and the Unit Certificates are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.3 the choice of the laws of the State of New York as the governing law of the Warrant Documents and the Units has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

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                                       3
2.4 copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5      all signatures, initials and seals are genuine;

2.6 the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Warrant Documents and the Unit Certificates;

2.7 no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units or the Shares or Warrants comprising such Units; and

2.8 there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3        OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands.

3.2 The Shares to be offered and sold by the Company as contemplated by the Prospectus and Form F-1 have been duly authorized for issue, and when issued by the Company against payment in full, of the consideration, and in accordance with the terms, set out in the Prospectus and Form F-1 and the terms of the underwriting agreement referred to in the Prospectus and Form F-1 and duly registered in the Company's register of members (shareholders), such Shares will be validly issued, fully paid and non-assessable.

3.3 The execution and delivery of the Warrant Documents and the issue and offer of the Units and the issue of the Unit Certificates by the Company has been authorised by and on behalf of the Company and, assuming the Warrant Documents and Unit Certificates have been executed and delivered by one of the Company's authorized officers as specified in the Minutes the Warrant Documents and Unit Certificates have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.4 The statements of law under the heading "CAYMAN ISLANDS TAXATION" of the Prospectus and Form F-1 are accurate in so far as such statements are summaries of Cayman Islands law.

4        QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1 The term "enforceable" as used above means that the obligations assumed by the Company under the Warrant Documents and the Units are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

         4.1.1 enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

         4.1.2 enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy; and

         4.1.3 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction.

4.2 To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.3 Under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully


MAPLES and CALDER

                    CHINAGROWTH SOUTH ACQUISITION CORPORATION
                           PO Box 309GT, Ugland House,
                        South Church Street, George Town
                          Grand Cayman, Cayman Islands

                                                                January __, 2007

Maples and Calder
PO Box 309GT
Ugland House
South Church Street
George Town
Grand Cayman
Cayman Islands


Dear Sirs

CHINAGROWTH SOUTH ACQUISITION CORPORATION (the "COMPANY")


I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1 The Amended and Restated Memorandum and Articles as adopted or registered on 3 May 2006 remain in full force and effect and are unamended save for the amendments made by special resolution passed on 10 July 2006 and [o] December 2006.

2 The minutes of the meeting of the board of directors held on [o] (the "MEETING") at which the Transaction Documents and the Notes were approved are a true and correct record of the proceedings of the Meeting which was duly convened and held, at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Amended and Restated Memorandum and Articles.

3 The authorised share capital of the Company is US$21,000,000 divided into 20,000,000 ordinary shares of US$0.001 par value each and 1,000,000 preferred shares of a par value of US$0.001 each. The issued share capital of the Company is 1,125,000,000 ordinary shares of US$0.001 each, which have been issued and are fully paid up.

4 The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law binding on the Company prohibiting it from entering into and performing its obligations under the Warrant Documents, the Units and the Unit Certificates.

5 The resolutions set forth in the minutes of the Meeting were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6 All Shares of the Company issued at the date hereof have been issued as fully paid and non-assessable and the Company has received payment therefore and entries have been made in the register of members in respect thereof. The Shares to be issued by the Company in connection with the offering and sale of Shares par value US$0.001 per share as contemplated by the Registration Statement will be entered in the Register of Members of the Company.

7 The directors of the Company at the date of the Meeting and at the date hereof were and are as follows: Xuechu He, Teng Zhou, Michael Zhang, Jin Shi, Xuesong Song.

8 The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects and all minutes and resolutions filed therein represent a complete and accurate record of all meetings since the date of the Company's registration on 3 May 2006 of the shareholders and directors (or any committee thereof), duly convened and held in accordance with the Amended and Restated Memorandum and Articles, and all resolutions passed at the meetings, or passed by written consent as the case may be.

9 Prior to, at the time of, and immediately following execution of the Warrant Documents the Company was able to pay its debts as they fell due and entered into the Warrant Documents for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

10 Each director considers the transactions contemplated by the Warrant Documents and the Units to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

11 To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.



I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.


Signature:
                                            ------------------------------
                                            Director